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The following is the text of a letter issued to the shareholders of Micrel, Incorporated by the Board of Directors on May 1, 2008.

Investor Contact:	Media Contacts:
Richard Crowley	Paul Kranhold/Andrew Cole
Micrel, Incorporated	Sard Verbinnen & Co
(408) 944-0800	(415) 618-8750
Or
Amy Bilbija
MacKenzie Partners, Inc
(650) 798-5206

Micrel Sends Letter to Shareholders

Board Urges Shareholders to Vote Against OCM

Proposals and Nominees

San Jose, CA, May 1, 2008 — Micrel, Incorporated (Nasdaq:MCRL) and its Board of Directors today issued the following letter to its shareholders regarding proposals made by Obrem Capital Management (“OCM”) to be voted upon at the May 20, 2008 Special Meeting of Micrel shareholders:

May 1, 2008

Dear Shareholder:

You will be asked to vote on proposals and nominees put forth by a newly formed hedge fund, Obrem Capital Management (OCM) at the Special Meeting of Micrel Shareholders on Tuesday, May 20, 2008. This hedge fund, which has owned Micrel stock for approximately two months, is attempting to throw out the highly qualified and dedicated Board of Directors you have elected in order to insert a strikingly inexperienced slate of nominees, whose sole strategy is to force a sale of Micrel in one of the most challenging market conditions the industry has seen in years.

YOUR BOARD URGES YOU TO VOTE AGAINST OCM’S PROPOSALS AND NOMINEES

We believe OCM is attempting to take control of your Company to secure a quick, opportunistic gain for themselves at the expense of shareholders like you. In our April 25th letter to you (which you can read at www.votemicrel.com), we detailed the OCM nominees’ lack of relevant experience and their erroneous analysis of the semiconductor industry, Micrel, and our future prospects. Below are details of the strategic plan that we are executing to maximize value for all shareholders. As you will see, many industry analysts recognize the success of this strategy. We firmly believe that handing Micrel to OCM and allowing them to attempt to force a sale of Micrel would put the Company at risk of significant business damage and rob you of the value you deserve.

MICREL IS SUCCESSFULLY EXECUTING A CAREFULLY CRAFTED PLAN

TO DRIVE GROWTH AND DELIVER VALUE TO SHAREHOLDERS

Tore Svanberg, Thomas Weisel Partners 4/24/08

“We continue to believe that Micrel is at a new growth inflection point driven by a relentless introduction of new products (100 run-rate), a revamped sales force and a management team that is as focused on the business as ever before. While we recognize that the current proxy contest the company is currently experiencing is both distracting and costly, we believe the company will continue to outgrow its closest peers for the foreseeable future.”

Over the last several years, Micrel has focused product development efforts on higher growth markets while also increasing cost structure optimization, margins and profitability. While revenue growth has been moderately impacted by this strategy, our gross and operating profit margins have risen and exceeded our analog industry peers1. Our operating profit, net income, earnings per share, return on equity and cash flow growth have all outpaced our peers. OCM conveniently ignores these value-creating results in their statements. Our focus on these areas in recent years has enabled us to make significant investments in new products and markets for future growth, as well as return over $280 million in cash to shareholders through stock repurchases and a dividend.

We continued to successfully execute this plan during our first quarter, despite a very challenging market for our industry and a quarter that seasonally is one of the weakest for Micrel. These strong results, which we announced on April 24th, included:

•	Highest quarterly booking level in two years; strong book-to-bill ratio above 1.0;

•	Revenues of $66.1 million increased 5% year-over-year and over 2% sequentially;

•	Revenues 3% above the high end of guidance;

•	Gross margin increased sequentially to 56.5% and operating margins were up to 18%;

•	GAAP earnings per diluted share of $0.12, two cents above consensus;

•	Quarterly dividend increased to $0.035 per share;

•	Repurchased 2.6 million shares of common stock;

•	Released 23 new best-in-class products.

We believe that many on Wall Street are beginning to recognize the success of Micrel’s plan, consistency of our execution and the strong fundamentals of our business.

Sumult Dhanda, Bank of America 4/24/08

“A Ray of Sunshine Peaks Through the Clouds… Micrel turned in an impressive performance in March, esp. given the difficult setup – one which required MCRL to improve both turns levels and GMs (while lowering utilization) to achieve its Q1 guidance in the context of an uncertain macro backdrop.”

[1]

Representative set of analog companies includes Advanced Analogic Technology, AMI Semiconductor, Cirrus Logic, Intersil, Linear Technology, National Semiconductor, Microsemi, Monolithic Power Systems, O2Micro, ON Semiconductor, Power Integrations, Semtech, Supertex and Volterra Semiconductor.

Doug Freedman, American Technology Research 4/25/08

“We believe that higher fab utilization is helping improve the gross margin (pro forma of 56.8% vs. our estimates for 56.2%). New products continue to gain traction, and many design-ins for consumer-related products could significantly ramp in the second half of year.”

Tore Svanberg, Thomas Weisel Partners 4/24/08

“We believe Micrel turned in an excellent quarter in what remains a challenging environment for the overall semiconductor industry. We remind that very few semiconductor companies have posted q/q growth in the March quarter followed by continuous growth in the June quarter.”

Krishna Shankar, JMP Securities 4/25/08

“We believe that Micrel will likely continue healthy sequential revenue growth in its high margin analog business due to improving demand trends in the wired communications, computing, and industrial/distribution segment. We believe the company has excellent operating leverage with likely 2009 revenue growth of 11%, EPS growth of 30%, and higher factory utilization in the 70-75% range, versus 55% currently, with an increased mix of higher-margin analog products.”

This favorable outlook from Wall Street underscores our firm belief that turning the Company over to OCM for a quick sale now would be a costly mistake for shareholders.

MICREL IS WELL-POSITIONED TO MAXIMIZE VALUE FOR SHAREHOLDERS

In the face of the extremely challenging current market conditions, we are continuing to execute on our strategy to maximize shareholder value and position Micrel for growth that outpaces the industry. Our plan to continue growing the top and bottom lines includes:

•	Targeting the fastest growing markets in the semiconductor and analog industry, including exciting growth opportunities in Voice over IP, Automotive and Power over Ethernet;

•	Doubling new analog power products in our portfolio;

•	Strategic pricing and product introductions in selected growth markets such as wireless handsets, industrial, communications and consumer;

•	Maintaining focus on margin improvement and operating leverage;

•	Continuing significant share repurchases and increasing the dividend.

We believe your Board and management are vastly more qualified than OCM’s nominees to execute this plan and maximize value for shareholders. OCM has no viable plan for operating Micrel, and they have not put forth any credible, well thought-through strategic plan or management team to deliver a higher value to shareholders. Your Directors collectively have more than 200 years of relevant experience and bring a valuable blend of deep strategic, senior executive, operational and public company board expertise in and outside of the semiconductor industry.

OCM’S STRATEGY TO FORCE A SALE NOW IS NOT IN SHAREHOLDERS’ BEST INTERESTS

OCM’s sole strategy is to try to sell the Company in the most challenging market conditions the industry has seen in years. We believe that OCM is attempting to force such a sale at an extremely inopportune time given:

•	Most companies are trading at steep discounts to their recent highs, average historical prices and valuation multiples;

•	Credit and equity financing markets are at record low levels of activity;

•	Micrel’s stock price does not reflect its investments in growing markets and new products.

OCM is also making unfounded assertions that your Board and management are entrenched and unwilling to consider all options that maximize the value of Micrel. This is flatly untrue and without merit. The Board, which includes four independent directors out of a total of five directors, and management are passionate about the business and dedicated to its success for shareholders, customers and employees. To that end, the Board periodically reviews Micrel’s strategic alternatives, including assessing the potential to create value through strategic transactions. Consistent with our duties, it is our policy to thoroughly review bona fide proposals. However, given the current challenging market conditions, we firmly believe that we are on the right path to building significant value for our shareholders, customers and employees.

END OCM’S SENSELESS AND SELF-SERVING ATTACKS NOW—VOTE AGAINST THEIR PROPOSALS AND NOMINEES TODAY USING YOUR WHITE PROXY CARD

The May 20th special meeting provides shareholders an important opportunity to send a strong message to OCM that they should end their senseless, costly and distracting attacks on Micrel now and withdraw their intention to continue their fight at the annual meeting.

We appreciate the tremendous support we have already received and agree with the concerns that have been expressed about OCM. Two of Micrel’s long-term shareholders and founders, Messrs. Muller and Zinn, who in the aggregate own 30% of the Company, firmly support the full Board and management and intend to vote against OCM’s proposals and nominees. We believe other large shareholders are also supportive of our position.

We look forward to the May 20th vote so we can focus 100% on the business and creating value for you. You do not have to wait until May 20th to vote. You can use the WHITE proxy card to vote today. We also urge you to ignore materials you may receive from OCM and not return any gold cards. If you have already voted with the gold card, you can change your vote by simply using the WHITE proxy card today.

If you have any questions or for some reason have not received your WHITE proxy card, please contact MacKenzie Partners, Inc. at (800) 322-2885 or micrelproxy@mackenziepartners.com. Also, please visit www.votemicrel.com for additional information.

We will continue to keep you informed on this matter. Thank you for your support.

Your Board of Directors,

Michael J. Callahan	David W. Conrath	Neil J. Miotto
Frank W. Schneider	Raymond Zinn

About Micrel, Incorporated

Micrel, Incorporated is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, California with regional sales and support offices and advanced technology design centers situated throughout the

Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and reps worldwide. Web: http://www.micrel.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the following topics: our plan to drive growth and deliver value to shareholders, our strategy to maximize shareholder value and position the Company for growth that outpaces the industry, our plan to continue growing revenues and net income, our beliefs about the semiconductor industry and financing markets, our belief that our stock price does not reflect our investment in growing markets and new products, our beliefs about a sale of the Company and our beliefs with respect to our support from our shareholders. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow and other factors disclosed in Micrel’s periodic reports filed with the Securities and Exchange Commission. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as required under the securities laws, the Company disclaims any duty to update the forward looking information contained in this release.

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